Exhibit 10.12

SIXTH AMENDMENT TO CREDIT AGREEMENT

SIXTH AMENDMENT TO CREDIT AGREEMENT dated as of November 6, 2012 (this “Amendment”), by and among METALICO, INC., a Delaware corporation, AMERICAN CATCON, INC., a Texas corporation, FEDERAL AUTOCAT RECYCLING, L.L.C., a New Jersey limited liability company, BUFFALO SHREDDING AND RECYCLING, LLC, a New York limited liability company, GOODMAN SERVICES, INC., a Pennsylvania corporation, HYPERCAT ADVANCED CATALYST PRODUCTS, LLC (fka Hypercat Coating Limited Liability Company), a New Jersey limited liability company, MAYCO INDUSTRIES, INC., an Alabama corporation, METALICO AKRON, INC., an Ohio corporation, METALICO ALUMINUM RECOVERY, INC., a New York corporation, METALICO BUFFALO, INC., a New York corporation, METALICO NIAGARA, INC., a New York corporation, METALICO PITTSBURGH, INC., a Pennsylvania corporation, METALICO ROCHESTER, INC., a New York corporation, METALICO NEW YORK, INC. (formerly known as Metalico Syracuse, Inc.), a New York corporation, METALICO TRANSFER, INC., a New York corporation, METALICO TRANSPORT, INC., a New York corporation, METALICO YOUNGSTOWN, INC., a Delaware corporation, SANTA ROSA LEAD PRODUCTS, INC., a California corporation, SKYWAY AUTO PARTS, INC., a New York corporation, TOTALCAT GROUP, INC., a Delaware corporation, TRANZACT CORPORATION, a Delaware corporation, and WEST COAST SHOT, INC., a Nevada corporation (each individually, “Borrower” and collectively, “Borrowers”), the other Loan Parties party to the Credit Agreement (as hereinafter defined), the Lenders party to the Credit Agreement, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as Documentation Agent.

PRELIMINARY STATEMENTS:

(1) The Borrowers, the other Loan Parties, the Lenders, the Administrative Agent and the Documentation Agent are parties to that certain Credit Agreement, dated as of February 26, 2010, as heretofore amended (as amended hereby and as the same may hereafter be further amended, modified, supplemented, renewed, restated or replaced, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrowers have requested that Administrative Agent and the Lenders amend certain provisions of the Credit Agreement as set forth herein. Administrative Agent and the Lenders have agreed, subject to the terms and conditions-hereinafter set forth, to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the following meanings given to them below, and the Credit Agreement and the other Loan Documents are hereby amended to include, in addition and not in limitation, the following:

“Specified Minimum Availability Amount” shall mean: (i) for the period from November 5, 2012 through the Specified Minimum Availability Date, $30,000,000; and (ii) from and after the Specified Minimum Availability Date, zero.

“Specified Minimum Availability Date” shall mean the date on which the following conditions shall have been satisfied: (a) the Administrative Agent and the Lenders shall have received the compliance certificate required to be delivered by Borrowers pursuant to Section 5.01(d) for the fiscal quarter ending on or about June 30, 2013; and (b) Borrowers shall have complied with the financial covenant set forth in Section 6.13(b) for such fiscal quarter.

(b) Interpretation. Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Credit Agreement.

SECTION 2. Amendments to Credit Agreement. Upon, and subject to, the occurrence of the Effective Date (as defined in Section 4 below), the Credit Agreement is hereby amended as follows:

2.1 As of the date hereof, Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.12. Capital Expenditures. The Borrowers will not, nor will they permit any Subsidiary to, incur or make (a) any Capital Expenditures for unfinanced acquisitions in excess of $3,300,000 in the aggregate for the period commencing October 1, 2012 through and including March 31, 2013, and (b) any Capital Expenditures, including Capital Expenditures for unfinanced acquisitions, in excess of $25,000,000 in the aggregate in any fiscal year. Notwithstanding the foregoing, Borrowers may incur Capital Expenditures for fiscal year 2011 of approximately $28,000,000.”

2.2 As of the date hereof, Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.13. Financial Covenants.

(a) Minimum EBITDA. The Borrowers shall have, at the end of each calendar quarter set forth below, EBITDA for the period then ended of not less than the following:

Period Ending	Minimum EBITDA
Three months ending September 30, 2012	$3,000,000
Three months ending December 31, 2012	$4,000,000
Three months ending March 31, 2013	$8,250,000

(b) Fixed Charge Coverage Ratio. Commencing June 30, 2013 and thereafter, the Borrowers will not permit the Fixed Charge Coverage Ratio, determined for the trailing twelve month period ending on the last day of each fiscal quarter, to be less than 1.10:1.00.

(c) Minimum Availability. The Borrowers shall not have Availability of less than the Specified Minimum Availability Amount for any period of five (5) consecutive Business Days.”

SECTION 3. Consent. The Lenders hereby consent to and acknowledge the dissolution of Metalico Niagara, Inc., a Loan Party, as described in Paragraph 2 of that certain Consent Agreement by and among the parties hereto dated as of May 21, 2012 pursuant to the terms and conditions therein, provided, however, the Company shall provide to the Administrative Agent within sixty (60) days of the Effective Date evidence of such dissolution from the appropriate Governmental Authority.

SECTION 4. Conditions of Effectiveness of Amendment. Sections 2 and 3 of this Amendment and the amendments to the Credit Agreement set forth therein shall become effective on the date (the “Effective Date”) when each of the conditions set forth in this Section 4 shall have been satisfied:

(a) Execution of Counterparts. The Administrative Agent shall have received original counterparts of this Amendment executed by the Borrowers, the other Loan Parties, and the Required Lenders.

(b) Payment of Expenses. The Borrowers shall have paid all costs and expenses (including the reasonable fees and expenses of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and such other documents required to effect this Amendment, or otherwise required to be paid under the Loan Documents and remaining outstanding on or prior to the date of this Amendment, in each case for which the invoice for such fees and expenses shall have been presented to the Borrower Representative.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate of the Borrower Representative, signed on behalf of each Loan Party by an authorized representative, dated the date of this

Amendment (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (i) the truth and accuracy of the representations and warranties contained in this Amendment and the Loan Documents as though made on and as of the Effective Date, and (ii) the absence of any event occurring and continuing, or resulting from the execution and delivery of this Amendment, that constitutes a Default.

(d) Availability. Availability after giving effect to this Amendment shall be not less than $30,000,000.

(e) Fees. The Borrowers shall have paid to the Administrative Agent, for the ratable benefit of the Lenders that consent to this Amendment, an up-front fee equal to 12.5 basis points of the Revolving Commitments and Term Loan Commitments based on the Schedule of Commitments attached to this Amendment.

(f) Other Documents. Any and all other documents, instruments, writings, resolutions, opinions, agreements and information as Administrative Agent may require, all of which must be in substance and form acceptable to the Administrative Agent in its sole discretion.

SECTION 5. Representations and Warranties. Each Loan Party represents and warrants as follows:

(a) Except as previously disclosed in writing to the Administrative Agent: (i) the representations and warranties made by such Loan Party herein, in the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Administrative Agent on or prior to the Effective Date shall be correct and accurate on and as of the Effective Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall be true and correct on and as of such date); and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Each of the Loan Parties (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment, and to perform the Credit Agreement, as amended hereby and each other Loan Document, and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(c) The execution, delivery and performance by each Loan Party of this Amendment, and the performance by each such Loan Party of the Credit Agreement, as amended hereby and each other Loan Document, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene such Loan Party’s charter or by-laws, any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any lien or other encumbrance (other than pursuant to any Loan Documents) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or agency or other regulatory body is required in connection with the due execution, delivery and performance by such Loan Party of this Amendment, or for the performance of the Credit Agreement, as amended hereby.

(e) This Amendment, the Credit Agreement, as amended hereby, and each other Loan Document to which such Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by equitable principles or by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

SECTION 6. Reference to and Effect on the Credit Agreement and the Loan Documents.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, in each case, as amended by this Amendment.

(b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Headings. Section headings are for convenience of reference only, and are not part of, and are not to be taken into consideration in interpreting, this Amendment.

SECTION 9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 10. Release. Each Loan Party hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

METALICO, INC.
AMERICAN CATCON, INC.
BUFFALO SHREDDING AND RECOVERY, LLC
FEDERAL AUTOCAT RECYCLING, L.L.C.
GOODMAN SERVICES, INC.
HYPERCAT ADVANCED CATALYST PRODUCTS, LLC (fka Hypercat Coating Limited Liability Company)
MAYCO INDUSTRIES, INC.
METALICO AKRON, INC.
METALICO ALUMINUM RECOVERY, INC.

METALICO BUFFALO, INC.
METALICO NEW YORK, INC. (fka Metalico Syracuse, Inc.)
METALICO NIAGARA, INC.
METALICO PITTSBURGH, INC.
METALICO ROCHESTER, INC.
METALICO TRANSFER, INC.
METALICO TRANSPORT, INC.
METALICO YOUNGSTOWN, INC.
SANTA ROSA LEAD PRODUCTS, INC.
SKYWAY AUTO PARTS, INC.
TOTALCAT GROUP, INC.
TRANZACT CORPORATION
WEST COAST SHOT, INC.

By	ERIC W. FINLAYSON
Eric W. Finlayson
Authorized Representative

OTHER LOAN PARTIES (LOAN GUARANTORS):

ABBY BURTON, LLC
ADRIANA ELEVEN, LLC
ALLISON MAIN, LLC
CATHERINE LAKE, LLC
ELIZABETH HAZEL LLC
ELLEN BARLOW, LLC
GENERAL SMELTING & REFINING, INC.
MEGAN DIVISION, LLC
MELINDA HAZEL LLC
METALICO AKRON REALTY, INC.
METALICO ALABAMA REALTY, INC.
METALICO-COLLEGE GROVE, INC.
METALICO COLLIERS REALTY, INC.
METALICO GULFPORT REALTY, INC.
METALICO NEVILLE REALTY, INC.
METALICO SYRACUSE REALTY, INC.
METALICO TRANSFER REALTY, INC.
OLIVIA DEFOREST, LLC
RIVER HILLS BY THE RIVER, INC.
METALICO-GRANITE CITY, INC.

By	ERIC W. FINLAYSON
Eric W. Finlayson
Authorized Representative

ADMINISTRATIVE AGENT AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By	/s/ JENNIFER S. HEARD
Name:	Jennifer S. Heard
Title:	Authorized Officer

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as Documentation Agent and a Lender

By	/s/ DAVID SLATTERY
Name:	David Slattery
Title:	Assistant Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.

By	/s/ MICHAEL BURNS
Name:	Michael Burns
Title:	Senior Vice President

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Initial Term Loan Commitment as of 11/06/12	Commitment
JPMorgan Chase Bank, N.A.	$50,769,230.77	$410,256.44	$51,179,487.21
RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A.	$33,846,153.85	$273,504.30	$34,119,658.14

Capital One Leverage Finance Corp.	$25,384,615.38	$205,128.22	$25,589,743.61
Total	$110,000,000	$888,888.96	$110,888,888.96